Exhibit 77C

ADDITIONAL INFORMATION

Shareholder Meetings

At a special shareholders' meeting held on December 4, 2017, shareholders of Gateway
Trust voted for the following proposal:

1.	Election of Trustees for Gateway
Trust:

       Nominee	                    Voted "FOR"
Withheld	                     Total Votes
Kevin Charleston	     233,890,693.096
6,209,538.246	     240,100,231.342
Kenneth A. Drucker	     233,707,978.096
6,392,253.246            240,100,231.342
Edmond J. English	     233,858,499.131
6,241,732.211            240,100,231.342
David L. Giunta	     233,857,367.196
6,242,864.146	     240,100,231.342
Richard A. Goglia	     233,817,239.203
6,282,992.139            240,100,231.342
Wendell J. Knox	     233,762,076.619
6,338,154.723	     240,100,231.342
Martin T. Meehan	     233,773,892.231
6,326,339.111            240,100,231.342
Maureen B. Mitchell	     233,865,538.888
6,234,692.454	     240,100,231.342
Sandra O. Moose	     233,586,124.726
6,514,106.616            240,100,231.342
James P. Palermo	     233,873,514.619
6,226,716.723            240,100,231.342
Erik R. Sirri	    	     233,815,725.203
6,284,506.139            240,100,231.342
Peter J. Smail		     233,855,335.619
6,244,895.723            240,100,231.342
Cynthia L. Walker	     233,850,990.781
6,249,240.561            240,100,231.342